Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER 2012 RESULTS;

PROVIDES 3rd QUARTER AND UPDATED 2012 OUTLOOK

Boca Raton, Florida, August 2, 2012

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2012. Highlights of the results include:

Second quarter over year earlier period:

•	Site leasing revenue growth of 35.6%

•	Tower Cash Flow growth of 28.4%

•	Net loss increased from $29.9 million to $53.5 million

•	Adjusted EBITDA growth of 30.5%

•	AFFO Per Share growth of 34.5%

“Strong operational performance, continued high levels of customer activity and material portfolio growth combined to allow SBA to post excellent financial results in the second quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “The volume of customer upgrades and additions to their networks in the United States is as high as we have ever experienced, and activity around our international assets remains strong and ahead of plan. Strong customer activity benefitted all aspects of our business, and these levels of activity are expected to continue through the remainder of 2012 and into 2013. The results of our Mobilite acquisition were included in our financial results for the first time, and the integration of those assets is going smoothly and on schedule. We exited the second quarter with strong momentum and backlogs. As we look forward to the expected impact of our recent financing success and pending TowerCo acquisition, we are very excited about the prospects for material additional growth in our business and financial metrics, particularly AFFO per share.”

Operating Results

Total revenues in the second quarter of 2012 were $229.1 million compared to $171.1 million in the year earlier period, an increase of 34.0%. Site leasing revenue of $203.6 million (including $10.5 million of pass through reimbursable expenses) was up 35.6% over the year earlier period. Site leasing Segment Operating Profit of $158.8 million was up 34.5% over the year earlier period. Site leasing contributed 97.5% of the Company’s total Segment Operating Profit in the second quarter of 2012. Site development revenues were $25.6 million in the second quarter of 2012 compared to $20.9 million in the year earlier period, a 22.4% increase. Site development Segment Operating Profit Margin was 16.1% in the second quarter of 2012 compared to 13.9% in the year earlier period, an increase of 220 basis points.

Tower Cash Flow for the second quarter of 2012 was $152.3 million, a 28.4% increase over the year earlier period. Tower Cash Flow Margin for the second quarter of 2012 was 79.3% compared to 80.1% in the year earlier period.

Net loss attributable to SBA Communications Corporation for the second quarter of 2012 was $53.5 million or $0.44 per share compared to $29.8 million or $0.27 per share in the year earlier period. Net loss for the second quarter of 2012 included a one-time loss of $27.1 million associated with the redemption of certain of the Company’s 8.0% Senior Notes and 8.25% Senior Notes.

Adjusted EBITDA in the second quarter of 2012 was $142.9 million compared to $109.5 million in the year earlier period, an increase of 30.5%. Adjusted EBITDA Margin was 65.6% in the second quarter of 2012 compared to 64.8% in the year earlier period, an increase of 80 basis points.

Net Cash Interest Expense was $43.9 million in the second quarter of 2012 compared to $38.5 million in the year earlier period.

AFFO increased 46.0% to $95.3 million in the second quarter of 2012 compared to $65.2 million in the second quarter of 2011. AFFO per share increased 34.5% to $0.78 in the second quarter of 2012 compared to $0.58 in the second quarter of 2011.

Investing Activities

During the second quarter of 2012, SBA purchased 2,381 tower sites and an additional 36 towers in development (including those from Mobilitie) for $887.9 million in cash and 5.25 million shares of Class A common stock valued at $263.3 million. SBA also built 90 towers during the second quarter of 2012. As of June 30, 2012, SBA owned 13,122 towers and managed or leased approximately 4,800 actual or potential additional communication sites. In addition, the Company spent $13.2 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the second quarter of 2012 were $923.5 million, consisting of $2.4 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $921.1 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to June 30, 2012, the Company acquired 19 towers for an aggregate consideration of $6.5 million in cash. Excluding the Company’s previously announced agreement to purchase 3,252 towers from TowerCo, the Company has agreed to purchase an additional 38 towers and the rights to manage two additional communication sites for an aggregate amount of $21.9 million. The Company anticipates that these acquisitions will be consummated by the end of the fourth quarter of 2012.

On July 13, 2012, SBA entered into an asset purchase agreement with ExteNet to sell certain DAS assets acquired in the Mobilitie acquisition for $125 million ($100 million in cash and $25 million in the form of a promissory note). These DAS assets produce approximately $8.6 million in run rate annual Tower Cash Flow. The Company has reflected the results of these operations as Income from Discontinued Operations in the Statement of Operations. The results of these operations have been excluded from the Company’s calculations of Tower Cash Flow, Adjusted EBITDA, and AFFO. The Company expects the transaction to close by the end of the third quarter of 2012. The Company has retained ownership of 3 DAS networks located in Chicago. These networks produced $1.8 million in site leasing revenue and Tower Cash Flow during the second quarter, the results of which are included in the Company’s reported results.

Financing Activities and Liquidity

On April 2, 2012, simultaneous with the closing of the Mobilitie acquisition, SBA entered into a credit agreement for a $400 million term loan (the “Mobilitie bridge loan”) which matures on April 1, 2013. On July 13, 2012, the Company repaid the entire outstanding balance of the bridge loan with proceeds from the issuance of $800 million of 5.75% Senior Notes due 2020.

On April 13, 2012, the Company redeemed $131.3 million in aggregate principal amount of its 8.0% Senior Notes due 2016 and $131.3 million in aggregate principal amount of its 8.25% Senior Notes due 2019 and paid a $21.3 million premium for the redemption.

During the second quarter, SBA increased the size of its senior secured Revolving Credit Facility by $200.0 million to $700.0 million and extended the maturity date to May 9, 2017. All other existing terms of the

Revolving Credit Facility remain unchanged. During the three months ended June 30, 2012, SBA borrowed $284.0 million and repaid $200.0 million under the Revolving Credit Facility. On July 13, 2012, the $284.0 million outstanding balance on the Revolving Credit Facility was paid down with proceeds from the issuance of $800 million of 5.75% Senior Notes due 2020.

On May 9, 2012, SBA obtained a new five year $200.0 million senior secured term loan (“2012 Term Loan”). The 2012 Term Loan was issued at par, and it bears interest, at SBA’s election, at either the Base Rate plus a margin that ranges from 1.00% to 1.50% or the Eurodollar Rate plus a margin that ranges from 2.00% to 2.50%, based on SBA Senior Finance II’s leverage. The 2012 Term Loan will mature on May 9, 2017. Proceeds from the 2012 Term Loan were used to pay down amounts outstanding under the Revolving Credit Facility.

SBA ended the second quarter with $4.1 billion of total debt (recorded on the Company’s balance sheet at a carrying value of $4.0 billion), $0.1 billion of cash and cash equivalents, short-term restricted cash and short-term investments and $4.0 billion of Net Debt (as defined below). At June 30, 2012, SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.0x and 4.4x, respectively.

On July 13, 2012, SBA issued $800 million of 5.75% Senior Notes due 2020 (“the 5.75% Notes”). The 5.75% Notes bear interest at a rate of 5.75% and were issued at par. SBA used the net proceeds from this offering to (1) repay all amounts outstanding under the Mobilitie bridge loan and (2) repay all amounts outstanding under its Revolving Credit Facility. The remaining proceeds will be used for general corporate purposes.

On July 26, 2012, the Company, through its existing SBA Tower Trust priced an offering of $610 million of Secured Tower Revenue Securities Series 2012-1 (“the 2012 Tower Securities”) which have an anticipated repayment date of December 2017 and a final maturity date of December 2042. The fixed coupon interest rate of the 2012 Tower Securities is 2.933% per annum, payable monthly. Net proceeds from the 2012 Tower Securities will be used to repay in full the remaining $243.8 million balance of the 8.0% Senior Notes due 2016 plus the applicable premium associated with early redemption. The remaining net proceeds will be used (1) to pay a portion of the cash consideration in connection with SBA’s pending acquisition of TowerCo and (2) for general corporate purposes.

During the second quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its third quarter 2012 Outlook and updating its Full Year 2012 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2012 Outlook assumes the acquisition of only those tower assets under contract at the time of this press release, excluding any potential impact from the previously announced TowerCo acquisition. The Company has assumed that certain DAS assets acquired in the Mobilitie acquisition will be sold by the end of the third quarter. As a result, the Company has not included any results from the operations of the DAS assets expected to be sold in its third quarter and full year 2012 Outlook. The Company intends to spend additional capital in 2012 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2012 guidance.

	Quarter ending September 30, 2012			Full Year 2012
	($’s in millions)
Site leasing revenue(1)	$206.0	to	$208.0	$786.0	to	$806.0
Site development revenue	$25.0	to	$27.0	$95.0	to	$105.0
Total revenues	$231.0	to	$235.0	$881.0	to	$911.0
Tower Cash Flow	$154.0	to	$156.0	$589.0	to	$609.0
Adjusted EBITDA	$144.0	to	$146.0	$549.0	to	$569.0
Net cash interest expense(2)	$48.5	to	$50.5	$182.0	to	$186.0
Non-discretionary cash capital expenditures(3)	$2.5	to	$3.5	$13.0	to	$17.0
AFFO(5)	$89.0	to	$93.0	$338.0	to	$371.0
Discretionary cash capital expenditures(4)	$45.0	to	$55.0	$1,079.0	to	$1,099.0

(1)

The Company’s Outlook for site leasing revenue reflects $10.5 million and $31.5 million of pass through reimbursable expenses, at the midpoint, for the quarter ending September 30, 2012 and full year 2012, respectively.

(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release as well as the TowerCo acquisition.

(5)

AFFO outlook for full year 2012 does not include any impact from the pending TowerCo acquisition, but does include the impact of net cash interest expense associated with recent financings completed in anticipation of the TowerCo acquisition.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, August 3, 2012 at 10:00 AM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, August 3, 2012 at 10:00 AM (EDT)
Dial-in number:	(800) 288-8960
Conference call name:	SBA Second Quarter Results
Replay:	August 3, 2012 at 1:00 PM (EDT) through August 18, 2012 at 11:59 PM (EDT)
Number:	(800) 475-6701
Access Code:	254375
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s financial and operational guidance for the third quarter of 2012 and full year 2012, (ii) the sale of certain DAS assets acquired in the Mobilitie acquisition, (iii) the Company’s belief that pending acquisitions will close by the end of the fourth quarter of 2012, (iv) spending additional capital in 2012 on acquiring revenue producing assets not yet identified or under contract (v) customer activity levels during the remainder of 2012 and into 2013, and (vi) the impact of the Company’s recent financings and the TowerCo acquisition, and the prospects for material additional growth in the Company’s business and financial metrics. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (10) the continued dependence on towers and outsourced site development services by the wireless carriers and (11) the Company’s ability to effectively integrate acquired towers into its business and to achieve the financial results projected in its valuation models for the acquired towers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build towers in 2012. With respect to its expectations regarding the ability to close pending tower acquisitions, including the TowerCo acquisition, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the Revolving Credit Facility or shares of the Company’s Class A common stock to pay the anticipated consideration. With respect to its expectations regarding the ability to close the sale of certain DAS assets acquired in the Mobilitie acquisition, the ability and willingness of each party to fulfill their respective closing conditions.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011

Revenues:
Site leasing	$203,581	$150,173	$376,504	$296,657
Site development	25,566	20,880	45,133	42,145

Total revenues	229,147	171,053	421,637	338,802

Operating expenses:

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	44,759	32,123	80,166	64,099
Cost of site development	21,446	17,984	38,232	36,712
Selling, general and administrative(1)	17,744	15,721	34,959	31,616
Asset impairment	646	296	995	296
Acquisition related expenses	15,816	1,029	16,160	3,402
Depreciation, accretion and amortization	93,998	76,691	176,098	151,569

Total operating expenses	194,409	143,844	346,610	287,694

Operating income	34,738	27,209	75,027	51,108

Other income (expense):
Interest income	37	29	84	59
Interest expense	(43,902)	(38,528)	(86,150)	(76,309)
Non-cash interest expense	(17,416)	(15,613)	(34,407)	(31,006)
Amortization of deferred financing fees	(3,661)	(2,201)	(6,094)	(4,400)
Loss from extinguishment of debt, net	(27,149)	—	(27,149)	(1,696)
Other income (expense)	4,972	(104)	4,984	(649)

Total other income (expense)	(87,119)	(56,417)	(148,732)	(114,001)

Loss from continuing operations before provision for income taxes	(52,381)	(29,208)	(73,705)	(62,893)
Provision for income taxes	(2,453)	(702)	(3,780)	(1,393)

Loss from continuing operations	(54,834)	(29,910)	(77,485)	(64,286)
Income from discontinued operations, net of income taxes	1,380	—	1,380	—

Net loss	(53,454)	(29,910)	(76,105)	(64,286)

Less: Net (income) loss attributable to the noncontrolling interest	(18)	91	2	216

Net loss attributable to SBA Communications Corporation	$(53,472)	$(29,819)	$(76,103)	$(64,070)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.44)	$(0.27)	$(0.65)	$(0.57)

Basic and diluted weighted average number of common shares	121,318	112,324	116,374	113,365

The accompanying condensed notes are an integral part of these consolidated financial statements.

(1)	Includes non-cash compensation of $3,804 and $3,100 for the three months ended June 30, 2012 and 2011, respectively, and $6,815 and $5,833 for the six months ended June 30, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$86,739	$47,316
Restricted cash	16,910	22,266
Short-term investments	5,016	5,773
Accounts receivable, net of allowance of $219 and $135 at June 30, 2012 and December 31, 2011, respectively	26,249	22,100
Assets held for sale	125,000	—
Other current assets	43,250	31,901

Total current assets	303,164	129,356

Property and equipment, net	2,066,765	1,583,393
Intangible assets, net	2,121,389	1,639,784
Other long-term assets	302,342	253,866

Total assets	$4,793,660	$3,606,399

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and short-term debt	$918,006	$5,000
Accounts payable and accrued expenses	48,304	36,501
Accrued interest	24,708	32,351
Other current liabilities	59,814	53,029

Total current liabilities	1,050,832	126,881

Long-term liabilities:
Long-term debt, net	3,091,382	3,349,485
Other long-term liabilities	159,189	129,282

Total long-term liabilities	3,250,571	3,478,767

Redeemable noncontrolling interests	12,062	12,064

Shareholders’ equity (deficit)	480,195	(11,313)

Total liabilities and shareholders’ equity (deficit)	$4,793,660	$3,606,399

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(54,834)	$(29,910)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization	93,998	76,691
Non-cash interest expense	17,416	15,613
Deferred income tax expense (benefit)	1,375	(226)
Asset impairment	646	296
Non-cash compensation expense	3,850	3,141
Provision for doubtful accounts	—	55
Amortization of deferred financing fees	3,661	2,201
Loss from extinguishment of debt, net	27,149	—
Other non-cash items reflected in the Statements of Operations	(4,614)	(15)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(2,605)	1,347
Prepaid and other assets	(23,425)	(6,997)
Accounts payable and accrued expenses	7,890	(251)
Accrued interest	38	7,654
Other liabilities	12,184	102

Net cash provided by operating activities	82,729	69,701

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(900,243)	(75,747)
Capital expenditures	(23,435)	(35,582)
Other investing activities	(1,286)	(504)

Net cash used in investing activities	(924,964)	(111,833)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Mobilitie Bridge Loan, net of fees	395,000	—
Net borrowings (repayments) under Revolving Credit Facility	84,000	(195,000)
Proceeds from 2012 Term Loan, net of fees	197,310	—
Proceeds from 2011 Term Loan, net of fees	—	492,617
Repayment of 2011 Term Loan	(1,250)	—
Repurchase of 2016 and 2019 Notes	(283,828)	—
Proceeds from litigation settlement on convertible hedge	4,648	—
Proceeds from employee stock purchase/stock option plans	7,841	1,427
Repurchase and retirement of common stock	—	(75,035)
Principal payment under capital lease obligations	(357)	—
Release of restricted cash relating to CMBS Certificates	—	647
Payment of deferred financing fees	(1,223)	34

Net cash provided by financing activities	402,141	224,690

Effect of exchange rate changes on cash and cash equivalents	(101)	87

Net cash provided by discontinued operations from operating activities	1,380	—

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(438,815)	182,645
CASH AND CASH EQUIVALENTS:
Beginning of period	525,554	95,104

End of period	$86,739	$277,749

	For the three months ended June 30, 2012	For the six months ended June 30, 2012
	(in thousands)

SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$15,641	$33,280

Operating tower expenditures:
Tower upgrades/augmentations	5,353	9,777
Maintenance/improvement capital expenditures	1,944	4,043

	7,297	13,820

General corporate expenditures	497	1,188

Total capital expenditures	$23,435	$48,288

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, the Mobilitie Bridge Loan, 2016 Senior Notes, 2019 Senior Notes and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended June 30,		For the three months ended June 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)

Segment revenue	$203,581	$150,173	$25,566	$20,880
Segment cost of revenues (excluding depreciation, accretion and amortization)	(44,759)	(32,123)	(21,446)	(17,984)

Segment operating profit	$158,822	$118,050	$4,120	$2,896

Segment operating profit margin	78.0%	78.6%	16.1%	13.9%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended June 30,
	2012	2011
	(in thousands)

Site leasing revenue	$203,581	$150,173
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(44,759)	(32,123)

Site leasing segment operating profit	158,822	118,050
Non-cash straight-line leasing revenue	(11,508)	(2,096)
Non-cash straight-line ground lease expense	5,027	2,689

Tower Cash Flow	$152,341	$118,643

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended June 30,
	2012	2011
	(in thousands)

Site leasing revenue	$203,581	$150,173
Non-cash straight-line leasing revenue	(11,508)	(2,096)

Site leasing revenue minus non-cash straight-line leasing revenue	$192,073	$148,077

Tower Cash Flow	$152,341	$118,643

Tower Cash Flow Margin	79.3%	80.1%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2012	2011
	(in thousands)

Net loss	$(53,454)	$(29,910)
Interest income	(37)	(29)
Total interest expense (1)	64,979	56,342
Depreciation, accretion, and amortization	93,998	76,691
Asset impairment	646	296
Provision for taxes (2)	2,762	1,251
Loss from extinguishment of debt, net	27,149	—
Non-cash compensation	3,850	3,142
Non-cash straight-line leasing revenue	(11,508)	(2,096)
Non-cash straight-line ground lease expense	5,027	2,689
Acquisition related expenses	15,816	1,029
Other (income) expense	(4,972)	104
Income from discontinued operations	(1,380)	—

Adjusted EBITDA	$142,876	$109,509

Annualized Adjusted EBITDA (3)	$571,504	$438,036

(1)	Total interest expense includes interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2012 and 2011, these amounts included $308 and $549, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended June 30,
	2012	2011
	(in thousands)

Total revenues	$229,147	$171,053
Non-cash straight-line leasing revenue	(11,508)	(2,096)

Total revenues minus non-cash straight-line leasing revenue	$217,639	$168,957

Adjusted EBITDA	$142,876	$109,509

Adjusted EBITDA Margin	65.6%	64.8%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2012	2011
	(in thousands)
Net loss	$(53,454)	$(29,910)
Less: Net income from discontinued operations	(1,380)	—
Adjusted tax provision(a)	1,460	103
Real estate related depreciation, amortization and accretion	93,046	75,979

FFO	$39,672	$46,172

Adjustments to FFO:
Non-cash straight-line leasing revenue	(11,508)	(2,096)
Non-cash straight-line ground lease expense	5,027	2,689
Non-cash compensation	3,850	3,142
Non-real estate related depreciation, amortization and accretion	952	713
Amortization of deferred financing costs and debt discounts	21,077	17,814
Loss from extinguishment of debt, net	27,149	—
Other (income) expense	(4,972)	104
Acquisition related expenses	15,816	1,029
Asset impairment	646	296
Non-discretionary cash capital expenditures	(2,441)	(4,624)

AFFO	$95,268	$65,239

Weighted average number of common shares(b)	122,691	113,367

AFFO per share	$0.78	$0.58

(a)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(b)	For purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

June 30, 2012
(in thousands)

2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2011 Term Loan (carrying value of $493,929)	495,000
2012 Term Loan (carrying value of $200,000)	200,000
Mobilitie Bridge Loan (carry value of $400,000)	400,000
Revolving Credit Facility	284,000

Total secured debt	2,609,000

1.875% Convertible Senior Notes (carrying value of $503,006)	535,000
4.0% Convertible Senior Notes (carrying value of $413,649)	500,000
2016 Senior Notes (carrying value of $242,685)	243,750
2019 Senior Notes (carrying value of $242,119)	243,750

Total unsecured debt	1,522,500

Total debt	$4,131,500

Leverage Ratio

Total debt	$4,131,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(108,665)

Net debt	$4,022,835

Divided by: Annualized Adjusted EBITDA	$571,504

Leverage Ratio	7.0x

Secured Leverage Ratio

Total secured debt	$2,609,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(108,665)

Net Secured Debt	$2,500,335

Divided by: Annualized Adjusted EBITDA	$571,504

Secured Leverage Ratio	4.4x